EXHIBIT 7

R E P O R T  O F  C O N D I T I O N

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on September 30, 2014

Thousands of Dollars
ASSETS
Cash and balances due from depository institutions:	2,209,972
Securities:	5,367
Federal funds sold and securities purchased under agreement to resell:	0
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	457,849
Premises and fixed assets:	8,535
Other real estate owned:	243
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	2,539
Other assets:	62,620
Total Assets:	2,747,125

Thousands of Dollars
LIABILITIES
Deposits:	2,148,025
Federal funds purchased and securities sold under agreements to repurchase:	97,000
Other borrowed money:	0
Other Liabilities:	68,901
Total Liabilities:	2,313,926

Thousands of Dollars
EQUITY CAPITAL
Common Stock:	1,000
Surplus:	386,419
Retained Earnings:	46,207
Accumulated other comprehensive income:	(427)
Total Equity Capital:	433,199
Total Liabilities and Equity Capital:	2,747,125